Exhibit 5.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form F-9 of our reports dated March 10, 2011 relating to the consolidated financial statements of BCE Inc. and subsidiaries (“BCE”) and the effectiveness of BCE’s internal control over financial reporting appearing in the annual report of BCE for the year ended December 31, 2010 and to the reference to us under “Interest of Experts” and “Experts” in the prospectus included in such Registration Statement.
/s/ DELOITTE & TOUCHE LLP1
Independent Registered Chartered Accountants
Montréal, Canada
August 5, 2011

1    Chartered accountant auditor permit no 9335